                                                                    Exhibit 23.4


Accountants' Consent
--------------------

The Board of Directors
NovaStar Financial, Inc.

We consent to the incorporation by reference in the Registration Statement No. 333-44977 on Form S-8 of NovaStar Financial, Inc. of our report dated January 29, 1999, except for the last paragraph of Note 4, as to which the date is February 12, 1999, relating to the consolidated balance sheets of NovaStar Financial, Inc. and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1998 and 1997 and the period from September 13, 1996 (inception) to December 31, 1996, which report appears in the December 31, 1998 Annual Report on Form 10-K of NovaStar Financial, Inc.



/s/ KPMG LLP
March 12, 1999